UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 1, 2006

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware	1-12994	52-1802283
Delaware	000-50694	52-1873369
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1300 Wilson Boulevard

Suite 400

Arlington, Virginia 22209

(Address of principal executive offices) (Zip Code)

Registrants’ telephone number, including area code: (703) 526-5000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

Item 1.01. Entry into a Material Definitive Agreement.

The Mills Corporation (“TMC”) and The Mills Limited Partnership (“TMLP”) have entered into a commitment letter dated May 1, 2006 with Goldman Sachs Mortgage Company (“GSMC”), pursuant to which GSMC has agreed to provide to TMLP and certain of its affiliates, subject to certain terms and conditions, up to $2.230 billion of financing. The financing would consist of a senior secured term loan (the “Senior Term Loan”) providing up to approximately $1.484 billion of financing and first mortgage loan facilities (the “First Mortgage Facilities”) totaling approximately $746 million (collectively, the “Financings”).

The proceeds of the Financings would be used to repay the outstanding debt under TMLP’s line of credit and term loans and fund certain property level debt. The remaining proceeds from the Financings (estimated to be approximately $385 million after the payment of transaction fees and expenses payable at the closing of the facilities and before the establishment of an interest reserve escrow) would be used to provide for working capital requirements and general corporate purposes of TMLP and its subsidiaries in accordance with an approved budget.

The Senior Term Loan would have a maturity of December 31, 2006, with two extension options. Under one alternative, TMLP could extend the facility until June 30, 2008 if, among other things, it consummates a recapitalization transaction reasonably acceptable to GSMC prior to December 31, 2006 that provides sufficient proceeds to repay at least $850 million of the Senior Term Loan plus any deferred facility financing fees and thereafter makes quarterly amortization payments of $65 million. Under the other alternative, TMLP could extend the maturity for two 90-day periods through June 30, 2007 if, among other things, the TMC board of directors has adopted a plan, reasonably acceptable to GSMC, to sell or recapitalize TMLP’s assets or TMC has entered into a definitive merger agreement or other similar agreement prior to December 31, 2006 that would provide for repayment of the Senior Term Loan in full and agrees to pay interest on the Senior Term Loan at increased rates. To be eligible for either extension alternative, TMLP would also have to file its audited financial statements and prepare a budget approved by GSMC showing that TMLP would have, among other things, adequate liquidity for the applicable extension period. Depending on the structure adopted for the various First Mortgage Facilities, such facilities will be required to be repaid in full either at the end of five years or effectively on a date that coincides with the maturity date of the Senior Term Loan (including any extensions thereof).

The Senior Term Loan would bear interest at LIBOR plus 225 basis points, subject to upward adjustment if certain specified contingencies are not met. The First Mortgage Facilities would bear various fixed and floating interest rates. The Senior Term Loan is expected to have affirmative and negative covenants, including the requirement to meet certain financial ratios and restrictions on dividends that potentially would permit the payment of dividends in the third quarter of 2006, in amounts comparable to those permitted under the recently announced amendment to TMLP’s existing credit facility but would not condition the payment of dividends in the third quarter on TMC certifying that a sale agreement would be entered into by August 31, 2006. The Senior Term Loan also would restrict expenditures to those specified in a budget approved by GSMC.

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The Senior Term Loan would be guaranteed by TMC and certain of its subsidiaries and secured by the assets of TMLP and the guarantors (to the extent such security is permitted pursuant to existing contractual restrictions). Certain of the First Mortgage Facilities also would be guaranteed by TMLP.

In connection with entering into the commitment letter, GSMC is entitled to receive up to $4 million in fees and, upon satisfaction of various conditions, GSMC will be entitled to receive an additional $5.5 million in commitment fees. Upon and following the closing of the Financings, GSMC would be entitled to receive additional fees and on the repayment of certain loans, GSMC would be entitled to certain exit fees.

GSMC’s obligation to provide the Financings is subject to customary conditions, including due diligence, the receipt of certain third-party consents and the absence of materially adverse financial market changes and any events that, individually or in the aggregate, would reasonably be expected to materially impair the financial condition of TMLP or likelihood of consummating, prior to December 31, 2006, a merger or sale of all or substantially all of the assets of TMLP that would result in the repayment of all of the Financing.

As previously announced, TMC is working closely with outside advisors Goldman, Sachs & Co. (an affiliate of GSMC) and JP Morgan on the exploration of strategic alternatives. The Company has in place a process that includes the distribution of confidential information and a web-based data room through which alternatives for enhancing shareholder value may be pursued.

No assurance can be given that the proposed financing will be completed. There also can be no assurance that the exploration of strategic alternatives will result in any transaction.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MILLS CORPORATION

By:	/s/ MARY JANE MORROW
Name:	Mary Jane Morrow
Title:	Executive Vice President and Chief Financial Officer

THE MILLS LIMITED PARTNERSHIP

By: The Mills Corporation, its general partner

By:	/s/ MARY JANE MORROW
Name:	Mary Jane Morrow
Title:	Executive Vice President and Chief Financial Officer

Date: May 3, 2006

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